Ex 16.1

July 31, 2001

Centrack International, Inc.
Attn:  Audit Committee

Dear Sirs:

Pursuant to Section 304(a) and in response to your request, we certify that, as the former accountants for Centrack International, Inc., we agree with the statements made in your disclosures submitted to the Securities and Exchange
Commission regarding the change in accountants.

Our agreement is to the following items.

1.   We were dismissed by the Board of directors of Centrack International, Inc.
     (the Company) on July 10, 2001.

2.   We issued an audit report for the year ended May 31, 2000 and such report was included in the Company's Form 10K.

3.   We issued a review report for the quarter ended  February 28, 2001 and such report was included in the Company's Form 10Q.

4.   We have performed no audit procedures subsequent to the issuance of the May
     31, 2000 audit report.

5.   We have performed no review procedures subsequent to the issuance of the
     February 28, 2001 review report.

6.   There are no material discrepancies or differences of opinion regarding the issued reports between the audit committee, the Board of Directors and our firm.

7.   The Company is not indebted to our firm for prior services.

Sincerely,

/s/ Michael A. Caruso, C.P.A.
Michael A. Caruso, C.P.A
President